Exhibit 5.1

Asia Entertainment & Resources Ltd. c/o Maples Corporate Services Limited PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

27 May 2010

Dear Sirs

Asia Entertainment & Resources Ltd.

We have acted as Cayman Islands counsel to Asia Entertainment & Resources Ltd. (the “Company”) in connection with the Company's registration statement (the “Registration Statement”) on Form F-1, including all amendments or supplements thereto (the “Form F-1”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, (the “Act”) covering (A) for resale:  (i) 10,660,500 ordinary shares of a par value of US$0.0001 per share held by certain of the Selling Securityholders (as defined in the prospectus constituting part of the Registration Statement) that were issued in connection with the Company’s acquisition of Asia Gaming & Resort Limited (“AGRL”), (ii) 1,380,000 ordinary shares of a par value of US$0.0001 per share (“Founders’ Shares”) held by the persons referred to in the Registration Statement as the Company’s “Pre-IPO Shareholders” and the transferees of 38,000 of such Founders’ Shares, (iii) 3,608,000 warrants (“Founders’ Warrants”) purchased by the Pre-IPO Shareholders in a private placement concurrently with the Company’s initial public offering (“IPO”) and 3,608,000 ordinary shares of a par value of US$0.0001 per share underlying the Founders’ Warrants, (iv) 4,210,000 ordinary shares of a par value of US$0.0001 per share issuable to certain of the Selling Securityholders upon the filing by the Company of its Annual Report on Form 20-F for the Company’s 2010 fiscal year pursuant to the terms and conditions of the Stock Purchase Agreement (as defined in the Registration Statement) and, (v) 18,786,000 ordinary shares of a par value of US$0.0001 per share issuable to certain of the Selling Security holders upon achievement of incentive targets for the years 2010 through 2012 pursuant to the terms and conditions of the Stock Purchase Agreement; and (B) for issuance:  (i) 11,040,000 ordinary shares of a par value of US$0.0001 per share underlying outstanding warrants (“Public Warrants”)  issued in the IPO pursuant to a prospectus dated August 11, 2008, (ii) 480,000 ordinary shares of a par value of US$0.0001 per share and 960,000 warrants underlying a unit purchase option issued to the underwriters in the IPO (“Purchase Option”) and 960,000 ordinary shares of a par value of US$0.0001 per share underlying the warrants included in the Purchase Option, and (iii) 3,608,000 ordinary shares of a par value of US$0.0001 per share underlying the Founders’ Warrants to the extent the Founders’ Warrants are transferred prior to exercise, so that such warrants and unit purchase option may be exercised by their holders.

For the purposes of this opinion, the description of the aforementioned securities (a) representing the warrants to subscribe for securities in the Company will be hereinafter defined as the “Warrants” and (b) representing the ordinary shares of the Company of par value US$0.0001 per share will be hereinafter defined as the “Shares” (which description includes, for the avoidance of doubt, those Shares underlying the Warrants and those Shares to be issued pursuant to the terms and conditions of the Stock Purchase Agreement).

We understand that Graubard Miller, United States counsel to the Company, will deliver its opinion relating to the Warrants and the units to be issued pursuant to the Purchase Option under the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1
The Certificate of Incorporation and Memorandum and Articles of Association of the Company as registered or adopted on 24 September 2007, the Amended and Restated Memorandum and Articles of Association adopted on 17 January 2008 and the Second Amended and Restated Memorandum and Articles of Association adopted on 2 February 2010 (the “Articles”).

1.2
The unanimous written resolutions of the board of directors dated 12 October 2007, 11 August 2008, 29 January 2010 and 24 May 2010 and the minutes of the meeting of the board of directors dated 10 March 2010 (the “Minutes”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A Certificate of Good Standing issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.4	A certificate from a Director of the Company a copy of which is annexed hereto (the “Director’s Certificate”).

1.5	The Registration Statement.

1.6	The form of warrant agreement between the Company and Continental Stock Transfer & Trust Company and the warrant certificate constituting such warrants (the “Warrant Documents”).

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion.  In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1
Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	The Shares have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members (shareholders), as we have not inspected such register.

2.4
There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing.  Specifically, we have made no independent investigation of the laws of the State of New York.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2
The Shares have been duly authorised for issue by the Company, and when issued by the Company against payment in full, of the consideration, and duly registered in the Company's register of members (shareholders), will be validly issued, fully-paid and non-assessable.

3.3
With respect to the Shares to be offered and issued by the Company upon exercise of the Warrants, when (i) the Shares are issued by the Company against payment in full, of the consideration, in accordance with the Warrant Documents; and (ii) duly registered in the Company's register of members (shareholders), such Shares will be validly issued, fully-paid and non-assessable.

3.4
With respect to the Shares to be offered and issued by the Company pursuant to the terms and conditions of the Stock Purchase Agreement, when (i) the Shares are issued by the Company against payment in full of the consideration that has already been paid in accordance with the Stock Purchase Agreement; and (ii) duly registered in the Company's register of members (shareholders), such Shares will be validly issued, fully-paid and non-assessable.

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares.  However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position.  Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position.  As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company's Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement.  In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder
Maples and Calder